Exhibit 4.15

APX Group Holdings, Inc.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date hereof APX Group Holdings, Inc. (the “Registrant”) has no class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as of December 31, 2019 the Registrant had no class of securities registered under Section 12 of the Exchange Act.